STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/08/2001
010566428 - 0224906

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COPERNICUS INTERNATIONAL, INCORPORATED

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Copernicus International, Incorporated a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware was originally incorporated pursuant to the General Corporation Law of the State of Delaware on October 26, 1927 under the name Continental Exchange Corporation. On November 4, 1927 the name of the corporation was changed to Northern Exchange Corporation. On November 5, 1981 the name of the corporation was changed to Everest International Incorporated. On October 17, 1988 the name of the corporation was changed to Comstock Resources Corporation. On October 21, 1988 the name of the corporation was changed to Comstock International Corporation. On July 5, 2000 the name of the corporation was changed to Copernicus International, Incorporated.

A Restated Certificate of Incorporation was filed on July 5, 2000. The corporation is amending its Restated Certificate of Incorporation in its entirety as follows:

ARTICLE I

The name of this corporation is Plantation Lifecare Developers, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 15 East North Street in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted in to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock" respectively. The number of shares of common stock authorized to be issued is Two Hundred Fifty Million (250,000,000) with a par value of $.0004 per share. Each holder of the Common Stock of the corporation shall be entitled to one vote for every share of Common Stock outstanding in his name on the books of the corporation. Except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, without limitation (i) the right to receive dividends, when and as declared by the Board of Directors out of assets legally available therefore, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the corporation or otherwise, the right to receive ratably and equally with all holders of all Common Stock all the assets and funds of the corporation.

The number of shares of preferred stock authorized to be issued is One Hundred Million (100,000,000) with a par value of $.0004. Shares of the Preferred Stock of the corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors of the corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the state of Delaware.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statue, the Board of Directors is expressly authorized to make, repeal, altar, amend, and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the Stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall, to the fullest extent by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation in consistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

This corporation reserves the right to amend, alter, change and repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a Director, Officer, Agent, or other person existing at the time of or increase the liability of any director of this corporation with respect to any acts or omissions of such director, Officer or agent occurring prior to, such amendment, repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation was executed by the President and Secretary of this Corporation on October 29, 2001.

J. W. "Pat" Patterson, President & Secretary